Prudential Investment Portfolios 8
Prudential Stock Index Fund

AMENDMENT TO SUBADVISORY AGREEMENT

Amendment to Subadvisory Agreement made this 1st day of April, 2014, between Prudential Investments LLC (the Manager) and Quantitative Management Associates LLC (QMA).

WHEREAS the Manager and QMA have mutually agreed to revise Schedule A of the Subadvisory Agreement, in order to reduce the subadvisory fee rate pursuant to which the Manager compensates QMA for the services provided by QMA to Prudential Stock Index Fund under the Subadvisory Agreement;

NOW THEREFORE, the parties mutually agree as follows:

1. The subadvisory fee rate schedule appearing in Schedule A is hereby deleted in its entirety, and is replaced with the following new subadvisory fee rate schedule:

0.10% on all assets.

2. The Subadvisory Agreement is unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Stuart S. Parker
Stuart S. Parker, President

QUANTITATIVE MANAGEMENT ASSOCIATES LLC

By: /s/ Dina Santoro
Dina Santoro, Vice President